Exhibit 10.6
SECURED CONVERTIBLE PROMISSORY NOTE
$238,500
March 5, 2007
     FOR VALUE RECEIVED, the undersigned, Sutura, Inc., a Delaware corporation (the “Maker”), hereby promises to pay to the order of Pandora Select Partners, L.P., a British Virgin Islands limited partnership, or its assigns (the “Payee”), at such place as the Payee may designate in writing, the principal sum of Two Hundred Thirty-Eight Thousand Five Hundred Dollars ($238,500) under the terms set forth herein. This Note is one of a series of four Notes (together, the “Series Notes") being issued by Maker on the date hereof. This Note is being issued by Maker and purchased by Payee in accordance with the provisions of Section 6.4 of that certain Purchase Agreement dated December 13, 2006 among Maker, the Payee and the other purchasers named therein.
1. Interest. The unpaid principal balance hereof from time to time outstanding shall bear interest from the date hereof at the rate of eight percent (8%) per annum.
2. Payment. Except as otherwise provided herein, and subject to any default hereunder, the principal and interest hereof is payable as follows:
     (a) Interest only is payable in cash or stock (as provided below) quarterly in arrears on the last day of each calendar quarter, beginning March 31, 2007.
          (i) The parties hereby agree that the Company may pay interest due hereunder, or any portion thereof, by issuing to the Payee fully paid and nonassessable shares of Maker’s Common Stock, par value $0.001 per share, in lieu of cash. The number of shares of Common Stock issuable upon payment of any portion of an interest payment hereunder in stock shall be computed by dividing each such applicable portion of the interest payment to be paid in shares of Common Stock by the Interest Conversion Rate (as defined below ) in effect at such time.
          (ii) The Interest Conversion Rate shall be equal to the greater of (i) $0.045 per share; or (ii) the average of the daily closing bid prices for the Company’s Common Stock over a period of 30 consecutive Trading Days. The last day of such 30 day period will be the Trading Day immediately prior to the day in which a interest payment is due. A “Trading Day” is (x) a day on which the Common Stock is traded on the New York Stock Exchange, the American Stock Exchange, the NASDAQ National Market, the NASDAQ SmallCap Market or OTC Bulletin Board (all “Trading Markets”), or (y) if the Common Stock is not quoted on any Trading Market, a day on which the Common Stock is quoted in the over-the-counter market as reported by the Pink Sheets, LLC (or any similar organization or agency succeeding to its function of reporting prices).
          (iii) Any Common Stock issued in payment of any portion of the interest payments shall have those registration rights set forth in the Registration Rights Agreement.

     (b) On June 30, 2008 (the “Maturity Date"), the remaining outstanding principal balance of this Note will be due and payable in cash, together with all then-accrued but unpaid interest.
     (c) Except as provided herein, the Maker will have no right of early prepayment on this Note.
3. Conversion.
     (a) At any time while any portion of the principal or interest of this Note is outstanding, the Payee may give the Maker written notice (the “Payee Notice”) of its intention to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into shares of the Maker’s Common Stock based on a conversion rate as described below (the “Conversion Rate”). The number of shares of Common Stock issuable upon payment of any portion of the outstanding principal and/or accrued but unpaid interest on this Note            shall be computed by dividing each such applicable portion of the payment to be paid in shares of Common Stock by the Conversion Rate in effect at such time. Upon receipt of the Payee Notice, the Maker shall immediately cause certificates dated the Payee Notice date and representing these shares to be delivered to Payee within 20 days of, and payment shall be deemed to have been made on, the date of the Payee Notice.
     (b) The Conversion Rate shall initially be equal to $0.045.
     (c) The Conversion Rate (and, as applicable, the factors above used to compute it) shall be adjusted proportionally for any subsequent stock dividend or split, stock combination or other similar recapitalization, reclassification or reorganization of or affecting Maker’s Common Stock. In case of any consolidation or merger to which the Maker is a party other than a merger or consolidation in which the Maker is the continuing corporation, or in case of any sale or conveyance to another corporation of the property of the Maker as an entirety or substantially as an entirety, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a third corporation into the Maker), then instead of receiving shares of Maker’s Common Stock, Payee shall have the right thereafter to receive the kind and amount of shares of stock and other securities and property which the Payee would have owned or have been entitled to receive immediately after such consolidation, merger, statutory exchange, sale or conveyance had the same portion of this Note been paid or converted immediately prior to the effective date of such consolidation, merger, statutory exchange, sale or conveyance and, in any such case, if necessary, appropriate adjustment shall be made in the application of the provisions set forth in this Section with respect to the rights and interests thereafter of the Payee, to the end that the provisions set forth in this Section shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock and other securities and property thereafter deliverable in connection with this Note. The provisions of this subsection shall similarly apply to successive consolidations, mergers, statutory exchanges, sales or conveyances.
     (d) Any Common Stock issued in payment of all any portion of the outstanding principal and/or accrued but unpaid interest on this Note shall have those registration rights set forth in the Registration Rights Agreement of even date herewith by and among Maker, Payee and certain other parties thereto.
4. Security. The full and timely payment of this Note shall be secured by that certain Fourth Amended Security Agreement and Fourth Amended Patent and Trademark Security Agreement, each dated as of December 13, 2006 (together, the “Security Agreements”), covering all of Maker’s assets. The security interest granted under the Security Agreements shall be a first priority security interest subordinate to no other secured rights, but shared with the other holders of the Series Notes and the secured parties under the Security Agreements.
5. Default. The occurrence of any one or more of the following events shall constitute an event of default, upon which Payee may declare the entire principal amount of this Note, together with all accrued but unpaid interest, to be immediately due and payable:
     (a) The Maker shall fail to make any required payment of principal or interest when due, and such failure shall continue through five days after Payee gives written notice of such failure to Maker.
     (d) The Maker shall fail to materially perform or comply with any covenant, agreement, term or provision contained in any of the Security Agreements, and such failure shall continue through five days after Payee gives written notice of such default to Maker.
     (e) The Maker shall be in default of any term or provision of any of the promissory notes sold pursuant that certain Purchase Agreement dated September 7, 2005 among Maker, the Payee and the other purchasers named therein (the “September 2005 Notes"), or any of the promissory notes sold pursuant to that certain Purchase Agreement dated March 25, 2005 among Maker, the Payee and the other purchasers named there (the “March 2005 Notes"), or any of the promissory notes sold pursuant to that certain Purchase Agreement dated September 17, 2004 among Maker, the Payee and the other purchasers named therein (the “September 2004 Notes"), "), or any of the promissory notes sold pursuant to that certain Purchase Agreement dated December 13, 2006 among Maker, the Payee and the other purchasers named therein (the “December 2006 Notes"), and such default is not cured within five days after written notice from Payee to Sutura.
     (f) The Maker shall become insolvent or shall fail to pay, or become unable to pay, its debts as they become due; or any bankruptcy, reorganization, debt arrangement or other proceeding under any bankruptcy or insolvency law shall be instituted by or against the Maker.
     (g) Any representation or warranty of the Maker contained in any of the Security Agreements shall be untrue in any material respect.
     (h) The Maker incurs an event of default under the terms of any of the other Series Notes.
     Without limiting the above, the Maker acknowledges that payments on the various scheduled due dates in Sections 2 are of essence and that any failure to timely pay any installment of principal or interest (within any permitted grace period above) permits Payee to declare this Note immediately due in cash in its entirety without any prior notice of any kind to

Maker, except for the specific notices provided above. Further, the Maker agrees that any event of default under this Note shall constitute an event of default under each of the other Series Notes, the December 2006 Notes, the September 2005 Notes, the March 2005 Notes and the September 2004 Notes.
6. Mandatory Prepayments. If Maker or its controlling stockholders enter into a definitive agreement relating to a Sale Transaction, the Maker shall give Payee at least fifteen days prior written notice of the proposed date for consummation of the Sale Transaction. The Maker’s notice shall include a description of the proposed price, terms and conditions of the Sale Transaction. Despite any other provisions hereof, the entire principal balance of this Note, and all accrued but unpaid interest, shall be due and payable immediately prior to (and as a condition of) the closing on the Sale Transaction. However, within fifteen days after receipt of Maker’s notice, Payee may give written notice to Maker that Payee elects to convert all or any portion of the outstanding principal and/or accrued but unpaid interest on this Note into shares of the Maker’s Common Stock (in which case, the Payee’s notice will constitute a Payee Notice under Section 3 above and the portion of this Note not so converted will be retired in cash as otherwise provided in this Section).
     The Maker shall not consummate any Sale Transaction, the price, terms and conditions of which materially deviate from those described in Maker’s notice to the Payee, without first giving the Payee a new notice specifying such changes. Such new notice will commence a new 15-day period during which time Payee may give its notice to Maker as provided above. Nothing in this Section will restrict the Maker’s ability to effect a Sale Transaction if Maker complies with the foregoing provisions hereof.
7. Limitations on Conversion. Notwithstanding anything to the contrary contained herein, the number of shares of Common Stock that may be acquired by the Payee upon any conversion of this Note (or otherwise in respect hereof) shall be limited to the extent necessary to insure that, following such conversion (or other issuance), the total number of shares of Common Stock then beneficially owed by Payee and its affiliates and any other persons whose beneficial ownership of Common Stock would be aggregated with the Payee’s for purposes of Section 13(d) of the Exchange Act does not exceed 9.99% of the total number of issued and outstanding shares of Common Stock (including for such purpose the shares of Common Stock issuable upon such conversion or payment). For such purposes, beneficial ownership shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. This provision shall not restrict the number of shares of Common Stock which Payee may receive or beneficially own in order to determine the amount of securities or other consideration that Payee may receive in the event of a merger, sale or other transaction as contemplated in Section 3(c) of this Note.
8. Applicable Law. THE VALIDITY, CONSTRUCTION AND ENFORCEABILITY OF THE NOTE SHALL BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF MINNESOTA, WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF.

9. Waivers. The Maker hereby waives presentment for payment, notice of dishonor, protest and notice of payment and all other notices of any kind in connection with the enforcement of this Note.
10. No Setoffs. The Maker shall pay principal and interest under the Note without any deduction for any setoff or counterclaim.
11. Costs of Collection. If this Note is not paid when due, the Maker shall pay Payee’s reasonable costs of collection, including reasonable attorney’s fees.

SUTURA, INC.

By

David Teckman, President and
Chief Executive Officer